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EXHIBIT 11 - STATEMENT RE:  Computation of Per Share Earnings

CARROLLTON BANCORP

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                                       Quarter Ended June 30   Nine Months Ended June 30
                                       1999             1998     1999         1998


Average Shares Outstanding:

Basic                                   2,818,514   2,868,398   2,821,027   2,891,530
                                        ---------   ---------   ---------   ---------
                                        ---------   ---------   ---------   ---------

Diluted                                 2,820,064   2,869,948   2,822,577   2,893,080
                                        ---------   ---------   ---------   ---------
                                        ---------   ---------   ---------   ---------


Net Income                              1,365,491   1,657,808   2,443,798   2,600,805

Divided by average shares outstanding   2,818,514   2,868,398   2,821,027   2,891,530
                                        ---------   ---------   ---------   ---------


Net income per share:  Basic            $    0.48   $    0.58   $    0.87   $    0.90
                                        ---------   ---------   ---------   ---------
                                        ---------   ---------   ---------   ---------


Net Income                              1,365,491   1,657,808   2,443,798   2,600,805

Divided by average shares outstanding   2,820,064   2,869,948   2,822,577   2,893,080
                                        ---------   ---------   ---------   ---------


Net income per share:  Basic            $    0.48   $    0.58   $    0.87   $    0.90
                                        ---------   ---------   ---------   ---------
                                        ---------   ---------   ---------   ---------

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